Exhibit 99.2

e.PAK RESOURCES (S) PTE LTD AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	Unaudited		Audited
(Amounts expressed in United States dollars, in thousands; Singapore GAAP)	March 31, 2007	March 31, 2006	December 31, 2006	December 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$1,296	$1,299	$2,624	$1,979	$856
Trade accounts receivable, net	7,329	6,293	6,859	5,967	4,345
Inventories	9,665	6,584	8,014	5,504	4,326
Fixed deposit	385	368	381	364	354
Other receivables, deposits and prepayments	1,056	1,011	923	751	617

Total current assets	19,731	15,555	18,801	14,565	10,498

Property, plant and equipment, net	14,876	11,499	14,557	11,209	10,342

Total assets	$34,607	$27,054	$33,358	$25,774	$20,840

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$515	$309	$501	$796	$139
Short-term borrowings	5,127	3,212	4,980	2,443	1,992
Due to holding company	4,828	4,927	4,903	4,928	—
Accounts payable	4,758	4,495	5,184	4,435	4,307
Other payables & accrued liabilities	5,209	4,283	5,079	2,780	3,469
Income taxes payable	96	—	19	—	—

Total current liabilities	20,533	17,226	20,666	15,382	9,907

Long-term debt, less current maturities	1,473	202	1,061	274	271
Other long-term liabilities	—	—	—	1,059	670
Deferred tax liabilities	117	—	116	—	—
Payable to shareholders	—	—	—	—	2,183

Commitments and contingent liabilities

Shareholders’ equity:
Common stock	14,318	14,318	14,318	1,827	235
Convertible preference shares	—	—	—	—	76
Additional paid-in capital	—	—	—	12,491	14,007
Retained deficit	(1,794)	(4,704)	(2,784)	(5,277)	(6,522)
Accumulated other comprehensive (loss) income	(40)	12	(19)	18	13

Total shareholders’ equity	12,484	9,626	11,515	9,059	7,809

Total liabilities and shareholders’ equity	$34,607	$27,054	$33,358	$25,774	$20,840

Consolidated balance sheets and statements of operations were prepared by e.PAK as a private company, in accordance with Singapore generally accepted accounting principals and may not conform to SEC Regulation S-X. Accordingly, such historical information may be adjusted and presented differently in our proxy statement to solicit stockholder approval of the acquisition.

e.PAK RESOURCES (S) PTE LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Unaudited		Audited
(Amounts expressed in United States dollars, in thousands; Singapore GAAP)	Quarter ended March 31, 2007	Quarter ended March 31, 2006	Year ended December 31, 2006	Year ended December 31, 2005	Year ended December 31, 2004
Net Sales	$10,216	$7,795	$36,207	$26,867	$21,979
Cost of sales	6,363	4,869	22,727	17,435	14,102

Gross profit	3,853	2,926	13,480	9,432	7,877
Selling, general and administrative expenses	2,586	2,233	10,253	7,889	6,968

Operating profit	1,267	693	3,227	1,543	909
Interest income (expense), net	(191)	(120)	(594)	(312)	(379)
Other income (expense), net	8	9	18	39	51

Income before income taxes	1,084	582	2,651	1,270	581
Income tax expense – current	94	9	41	26	—
Income tax expense – deferred	—	—	116	—	—

Net income	$990	$573	$2,494	$1,244	$581

Consolidated balance sheets and statements of operations were prepared by e.PAK as a private company, in accordance with Singapore generally accepted accounting principals and may not conform to SEC Regulation S-X. Accordingly, such historical information may be adjusted and presented differently in our proxy statement to solicit stockholder approval of the acquisition.